Exhibit 10.4

[SMART CHOICE LOGO]

Order
Purchase #:	00015179
Date:	2/28/02
Ship Via:
Page:	1

Attn: Julie	Ship To:
Axtion Foods, Inc. 110 West C Street San Diego, CA 92101	Bender Warehouse 205 Parr Blvd. Reno, NV 89512

Description	Amount	Tx
86Cs Of Axtion Nutty Chocolate Bars To Indy	$3,529.44
86Cs Of Axtion Nutty Chocolate Bars to Reno	$3,529.44
172 Boxes with Labels @1.00 Per Box	$172.00

Please confirm receipt of this Purchase Order by faxing us	Freight:	$0.00
approximate ship date.	Sales Tax:	$0.00
	Total Amount:	$7,230.88
Your invoice #:	Amount Applied:	$0.00
Shipping Date:	Balance Due:	$7,230.88
Terms: Net
68555 Ramon Rd., Ste. D-204, Cathedral City, California 92234 • (760)328-7862 Fax (760)328-7864